Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

As of July 1, 2019

Chicken Soup for the Soul Entertainment, Inc.
132 E. Putnam Avenue, Floor 2W

Cos Cob, Connecticut 06807

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Chicken Soup for the Soul Entertainment, Inc., a Connecticut corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company, as set forth in the Registration Statement, of (i) 208,696 shares of the Company’s Serie A preferred stock (“Series A preferred stock”) and (ii) an additional 31,304 shares of Series A preferred stock that may be issued upon exercise of the underwriters’ over-allotment options.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.       The shares of Series A preferred stock to be issued by the Company have been duly authorized and, when issued against payment in full therefor, will be legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER